Exhibit 99.1

Impax Reports Second Quarter 2015 Financial Results

— Impax Revenues Increased 14% to $214 Million in Second Quarter 2015 —
— Adjusted Diluted EPS of $0.34; GAAP Net Loss of $0.03 Per Diluted Share—
— Announced Sale of Daraprim® for $55 Million —
— Company Updates Full Year 2015 Financial Guidance —

HAYWARD, Calif., August 10, 2015 – Impax Laboratories, Inc. (NASDAQ: IPXL) today reported second quarter 2015 financial results for the period ending June 30, 2015.

●

Total revenues for the second quarter 2015 increased 14% to $214.2 million, compared to $188.1 million in the prior year period. The increase was primarily due to the addition of product revenues from the Company’s acquisition on March 9, 2015 of Tower Holdings, Inc. and Lineage Therapeutics Inc. (together with its subsidiaries, “Tower”), and sales from new brand and generic product launched in 2015.

●

Adjusted diluted earnings per share (EPS) for the second quarter of 2015 was $0.34, compared to the second quarter 2014 adjusted diluted EPS of $0.60. While total revenues increased in the second quarter 2015 as noted above, adjusted EPS decreased in the current year period primarily due to the absence of sales of high-margin authorized generic RENVELA® in the current period, compared to revenues of $49.1 million from the product in the second quarter 2014. Also impacting the second quarter 2015 results were higher interest expense in connection with the financing for the Company’s acquisition of Tower during the current period and a higher tax rate compared to the prior year period.

●

On a GAAP basis, the Company reported a loss of $0.03 per diluted share for the second quarter 2015, compared to income of $0.50 per diluted share in the prior year period. GAAP EPS during the current period was impacted by the items noted above, as well as a charge for loss on the extinguishment of debt and higher amortization expense in connection with the Tower acquisition during the current period.

Fred Wilkinson, President and Chief Executive Officer of Impax, stated, “We delivered strong revenue growth in the second quarter driven by the addition of product sales from the Tower acquisition, as well as solid execution of recent product launches. The addition of the Tower generic product line coupled with the recent launch of six products from the Generics division more than offset the lost sales of authorized generic RENVELA during the quarter. Our Specialty Pharma division achieved profitability for the first time in two years as revenues more than tripled to $39.5 million compared to the same period last year, driven by the launch of RYTARY®, continued growth of Zomig® Nasal Spray and the addition of the brand products from Tower.”

“Although total Company revenues increased by almost 14% in the second quarter, the overall gross margin declined primarily due to the addition of new generic products with lower margins compared to the margin of authorized generic RENVELA. Gross margin was also impacted by lower sales of our epinephrine auto-injector product during the current quarter due to a temporary supply disruption from our supplier. We have resolved the supply shortage and are in the process of re-stocking our customers. While we currently expect our gross margin to improve during the second half of 2015, we have revised our full year 2015 gross margin guidance from the previously stated mid 50% range to the low 50% range as a result of the product sales mix in the first half of this year.”

“The integration of the Tower acquisition is essentially complete. We continue to focus on achieving the strategic benefits of this transaction and the previously identified synergies of approximately $20 million by the end of 2016. Our attention will now be aimed at improving our supply chain by increasing the efficiency of our internal and external network which is intended to improve product flow and capture cost efficiencies.”

“This morning we announced the sale of Daraprim®, a non-core asset we acquired in the Tower acquisition, for $55 million, recovering approximately 8% of the $700 million acquisition price. In late June, we adjusted our capital structure by issuing a convertible bond offering with a 2% coupon and terminated our term loan which had a floating interest rate of 5.5%, resulting in significant annual cash interest savings. The adjusted capital structure and the proceeds from the asset sale provide additional resources and balance sheet flexibility to pursue strategic growth opportunities,” Mr. Wilkinson concluded.

Business Segment Information

The Company has two reportable segments, the Impax Generics Division (generic products and services) and the Impax Specialty Pharma Division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted on an adjusted basis.

Impax Generics Division Information

(Unaudited, amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Impax Generics Product sales, net	$171,273	$163,961	$297,232	$270,078
Rx Partner	2,579	9,204	4,818	11,639
Other revenues	827	3,229	1,370	3,817
Total revenues	174,679	176,394	303,420	285,534
Cost of revenues	110,767	69,872	186,880	126,894
Gross profit	63,912	106,522	116,540	158,640
Operating expenses:
Research and development	12,891	10,745	23,754	21,962
Patent litigation expense	1,332	1,767	2,110	3,940
Selling, general and administrative	7,284	4,572	11,570	6,955
Total operating expenses	21,507	17,084	37,434	32,857
Income from operations	$42,405	$89,438	$79,106	$125,783

Gross margin	36.6%	60.4%	38.4%	55.6%
Adjusted gross profit (a)	$75,215	$117,219	$133,483	$183,108
Adjusted gross margin (a)	43.1%	66.5%	44.0%	64.1%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Generics division decreased $1.7 million to $174.7 million in the second quarter 2015, compared to $176.4 million in the prior year period. The decrease was primarily due to the absence of authorized generic RENVELA sales during the current period compared to revenues of $49.1 million in the second quarter 2014, and significantly lower sales of generic digoxin as a result of additional competition during the current period. Also, Rx Partner and other generic revenues declined $9.0 million in the second quarter 2015, compared to the prior year period, primarily due to the receipt of $9.0 million in the second quarter 2014 from profit share and milestone payments earned pursuant to agreements with a couple of third-party pharmaceutical companies for which there were no comparable amounts in the current year period. The decrease in total revenues was partially offset by the addition of product sales from the Tower acquisition and sales from six generic products launched during the second quarter 2015.

Gross margin in the second quarter 2015 decreased to 36.6%, compared to gross margin of 60.4% in the prior year period. Adjusted gross margin in the second quarter 2015 decreased to 43.1%, compared to adjusted gross margin of 66.5% in the prior year period. The decrease in gross margin and adjusted gross margin was primarily the result of the favorable contribution from sales of authorized generic RENVELA in the second quarter 2014 for which there were no sales in the current quarter. In addition, the lower gross margin and adjusted gross margin in the second quarter 2015 was due to the current year impact of higher sales of lower margin generic products, additional competition on generic digoxin, and the temporary supply disruption of the epinephrine auto-injector product as noted above.

Total operating expenses in the second quarter 2015 increased to $21.5 million, compared to $17.1 million in the prior year period, primarily due to higher selling, general and administrative expenses and research and development expenses.

Impax Specialty Pharma Division Information

(Unaudited, amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Impax Specialty Pharma Product sales, net	$39,275	$11,460	$53,403	$20,769
Other revenues	228	267	455	536
Total revenues	39,503	11,727	53,858	21,305
Cost of revenues	18,564	8,477	26,313	12,551
Gross profit	20,939	3,250	27,545	8,754
Operating expenses:
Research and development	4,104	10,507	8,203	21,031
Patent litigation expense	162	-	344	-
Selling, general and administrative	12,912	11,734	27,768	20,955
Total operating expenses	17,178	22,241	36,315	41,986
Income (loss) from operations	$3,761	$(18,991)	$(8,770)	$(33,232)

Gross margin	53.0%	27.7%	51.1%	41.1%
Adjusted gross profit (a)	$31,837	$3,980	$41,362	$10,214
Adjusted gross margin (a)	80.6%	33.9%	76.8%	47.9%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenue for the Impax Specialty Pharma division increased $27.8 million to $39.5 million in the second quarter 2015, compared to $11.7 million in the prior year period, due to the launch of RYTARY at the end of the first quarter 2015 and the addition of product sales from the Tower acquisition.

Gross margin in the second quarter 2015 increased to 53.0%, compared to 27.7% in the prior year period, due to new product sales as noted above. Gross margins during the prior year period included the impact of a $3.6 million reserve for pre-launch inventory related to RYTARY as a result of a Complete Response Letter received in 2014 for which there was no similar amounts included in cost of revenues in the current year period. Adjusted gross margin in the second quarter 2015 increased to 80.6%, compared to adjusted gross margin of 33.9% in the prior year period, primarily due to the items noted above.

Total operating expenses in the second quarter 2015 decreased to $17.2 million, compared to $22.2 million in the prior year period, as lower research and development expenses were partially offset by an increase in brand selling expenses relating to the launch of RYTARY.

Corporate and Other

(Unaudited, amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
General and administrative expenses	$28,113	$16,511	$59,131	$30,384
Loss from operations	$(28,113)	$(16,511)	$(59,131)	$(30,384)

General and administrative expenses in the second quarter 2015 increased $11.6 million to $28.1 million, compared to $16.5 million in the prior year period. The increase was primarily driven by business development expenses including integration-related activities from the Tower acquisition, the addition of expenses from the acquired companies, higher information technology costs, increased legal expenses and higher share-based compensation expense, compared to the prior year period.

Cash and cash equivalents were $190.3 million as of June 30, 2015, compared to $414.9 million as of December 31, 2014. The decrease was due to the cash used during the current period to pay the purchase price in the Tower acquisition.

Interest expense in the second quarter 2015 was $7.0 million, an increase of $7.0 million, compared to the prior year period, primarily related to borrowings under the Company’s $435 million senior secured term loan in connection with the Tower acquisition. Interest expense in the second quarter 2015 included $0.7 million in amortization of deferred financing costs. The term loan was repaid in its entirety and terminated on June 30, 2015.

The effective reported tax rate was 59.3% in the second quarter of 2015, compared with 35.6% in the prior year period as a result of a change in the timing and mix of U.S. and foreign income. The effective non-GAAP tax rate was 37.6% in the second quarter 2015, compared with 35.8% in the prior year period. Neither period includes the benefit of certain expired U.S. tax provisions, including the R&D tax credit.

2015 Financial Guidance

The Company’s full year 2015 financial guidance has been updated as of August 10, 2015, as noted below. The Company’s full year 2015 estimates are based on management’s current belief about prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events. The Company’s estimates exclude the impact from any products for which the Company has not yet received approval from the U.S. Food and Drug Administration.

●	UPDATED - Adjusted gross margins as a percent of total revenue are expected to be in the low 50% range (previously mid 50% range).
●

UPDATED - Adjusted total research and development (R&D) expenses across the generic and brand divisions of approximately $75 million to $80 million (previously $80 million to $85 million). This includes patent litigation expenses.

●	Adjusted selling, general and administrative expenses of approximately $170 million to $180 million.
●	NEW - Adjusted interest expense of approximately $14 million.
●	Capital expenditures of approximately $45 million to $50 million.
●

Effective tax rate of approximately 34% to 36% on a GAAP basis, which assumes that the U.S. R&D tax credit is renewed for 2015. The R&D tax credit expired on December 31, 2014. The Company anticipates that its non-GAAP effective tax rate may experience volatility as the Company’s tax benefits may be high compared to the Company’s operating income or loss.

Conference Call Information

The Company will host a conference call with a slide presentation on August 10, 2015 at 8:30 a.m. ET to discuss its results. The call and presentation can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 80278042. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Impax Generics division and markets its branded products through the Impax Specialty Pharma division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in revenues and operating income; the Company’s ability to promptly correct the issues raised in the warning letter and Form 483 observations received from the FDA; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; reductions or loss of business with any significant customer; the substantial portion of the Company’s total revenues derived from sales of a limited number of products; the impact of consolidation of the Company’s customer base; the impact of competition; the Company’s ability to sustain profitability and positive cash flows; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal, and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies; product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; changes to FDA approval requirements ; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of IPX066 outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on the Company’s industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure caused by third party breaches or other events; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the effect of certain provisions in the Company’s government contracts; the Company’s ability to protect its intellectual property; exposure to product liability claims; risks relating to goodwill and intangibles; changes in tax regulations; the Company’s ability to manage growth, including through potential acquisitions and investments; the integration of the acquired business of Tower Holdings, Inc. and Lineage Therapeutics Inc. by the Company being more difficult, time-consuming or costly than expected, operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the acquisition, the retention of certain key employees of the acquired business being difficult, the Company’s and the acquired business’s expected or targeted future financial and operating performance and results, the combined company’s capacity to bring new products to market, and the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in connection with the acquisition within the expected time-frames or at all, the restrictions imposed by the Company’s credit facility and indenture; the Company’s level of indebtedness and liabilities and the potential impact on cash flow available for operations; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories, Inc.

Consolidated Statements of Operations

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Impax Generics, net	$174,679	$176,394	$303,420	$285,534
Impax Specialty Pharma, net	39,503	11,727	53,858	21,305
Total revenues	214,182	188,121	357,278	306,839
Cost of revenues	129,331	78,349	213,193	139,445
Gross profit	84,851	109,772	144,085	167,394
Operating expenses:
Research and development	16,995	21,252	31,957	42,993
Patent litigation expense	1,494	1,767	2,454	3,940
Selling, general and administrative	48,309	32,817	98,469	58,294
Total operating expenses	66,798	55,836	132,880	105,227
Income from operations	18,053	53,936	11,205	62,167
Other income, net	961	31	795	107
Loss on extinguishment of debt	(16,903)	-	(16,903)	-
Interest income	294	365	578	753
Interest expense	(6,953)	93	(10,928)	28
(Loss) income before income taxes	(4,548)	54,425	(15,253)	63,055
(Benefit) provision for income taxes	(2,696)	19,354	(7,068)	21,559
Net (loss) income	$(1,852)	$35,071	$(8,185)	$41,496

Net (loss) income per share:
Basic	$(0.03)	$0.52	$(0.12)	$0.61
Diluted	$(0.03)	$0.50	$(0.12)	$0.59

Weighted average common shares outstanding:
Basic	69,338,789	68,095,159	69,154,357	67,899,894
Diluted	69,338,789	70,313,491	69,154,357	70,195,329

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$190,291	$214,873
Short-term investments	-	199,983
Accounts receivable, net	241,720	146,490
Inventory, net	123,433	80,570
Deferred income taxes	84,157	54,825
Prepaid expenses and other assets	63,416	33,710
Total current assets	703,017	730,451
Property, plant and equipment, net	214,630	188,169
Derivative asset	147,000	-
Other assets	69,942	106,292
Intangible assets, net	740,453	26,711
Goodwill	157,267	27,574
Total assets	$2,032,309	$1,079,197

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$184,013	$142,446
Accrued profit sharing and royalty expenses	41,655	15,346
Deferred revenue	907	907
Total current liabilities	226,575	158,699
Long-term debt	414,391	-
Derivative liability	167,000	-
Deferred revenue	2,949	3,403
Deferred tax liability	196,745	-
Other liabilities	36,964	29,218
Total liabilities	1,044,624	191,320
Total stockholders' equity	987,685	887,877
Total liabilities and stockholders' equity	$2,032,309	$1,079,197

Impax Laboratories, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Six Months Ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(8,185)	$41,496
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	30,714	16,303
Provision for inventory reserves	(6,597)	10,320
Intangible asset impairment charges	-	2,876
Charge for licensing agreement	-	2,000
Loss on early extinguishment of debt	16,903	-
Accretion of interest income on short-term investments	(81)	(421)
Deferred income tax	(9,464)	(4,786)
Tax impact related to the exercise of employee stock options	(4,319)	(1,507)
Deferred revenue	(454)	(2,100)
Accrued profit sharing and royalty expense	62,193	23,582
Payments of profit sharing and royalty expense	(41,957)	(22,063)
Share-based compensation expense	13,559	9,520
Changes in assets and liabilities which used cash	(84,897)	(62,800)
Net cash (used in) provided by operating activities	(32,585)	12,420
Cash flows from investing activities:
Payment for acquisition, net of cash acquired	(697,183)	-
Purchase of short-term investments	-	(235,388)
Maturities of short-term investments	200,064	210,442
Purchases of property, plant and equipment	(8,482)	(18,271)
Proceeds from sale of assets	4,000	-
Payment for licensing agreement	(5,550)	(3,000)
Net cash used in investing activities	(507,151)	(46,217)
Cash flows from financing activities:
Proceeds from issuance of term loan, gross	435,000	-
Repayment of term loan	(435,000)	-
Payment of deferred financing fees	(36,440)	-
Proceeds from sale of convertible notes, net of issuance costs	600,000	-
Purchase of bond hedge derivative asset	(147,000)	-
Proceeds from sale of warrants	88,320	-
Proceeds from exercise of stock options and ESPP	5,383	7,660
Tax impact related to the exercise of employee stock options and restricted stock	4,319	1,507
Net cash provided by financing activities	514,582	9,167
Effect of exchange rate changes on cash and cash equivalents	572	(843)
Net decrease in cash and cash equivalents	(24,582)	(25,473)
Cash and cash equivalents, beginning of period	214,873	184,612
Cash and cash equivalents, end of period	$190,291	$159,139

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net (loss) income, GAAP net income (loss) per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net (loss) income to adjusted net income.

(Unaudited, amounts in thousands, except per share and per share data)

	Three months ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net (loss) income	$(1,852)	$35,071	$(8,185)	$41,496
Adjusted to add (deduct):
Amortization (a)	12,622	2,594	16,908	5,024
Hayward facility remediation costs(b)	2,697	8,651	5,845	17,168
Employee severance (c)	2,643	182	5,054	860
Intangible asset impairment charges (d)	-	-	-	2,876
Payment for licensing agreement (e)	-	-	-	2,000
Business development expenses (f)	3,901	-	11,289	-
Fair value of inventory step-up (g)	4,239	-	5,363	-
Ticking Fees (h)	-	-	2,317	-
Loss on extinguishment of debt (i)	16,903	-	16,903	-
Deferred financing costs (j)	749	-	928	-
Income tax effect	(17,456)	(4,204)	(25,630)	(10,649)
Adjusted net income	$24,446	$42,294	$30,792	$58,775

Adjusted net income per diluted share	$0.34	$0.60	$0.43	$0.84
Net (loss) income per diluted share	$(0.03)	$0.50	$(0.12)	$0.59

Diluted weighted average common shares outstanding	72,550,756	70,313,491	72,447,049	70,195,329

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(a)

Primarily resulting from the March 2015 acquisition of Tower (including its operating subsidiaries CorePharma LLC and Amedra Pharmaceuticals LLC) and Lineage. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(b)	Remediation costs related to the Hayward, CA manufacturing facility. Included in “Cost of revenues” on the Consolidated Statements of Operations.
(c)	Related to the closing of the Company’s packaging and distribution facilities. Included in “Cost of revenues” on the Consolidated Statements of Operations.
(d)

During the first quarter 2014, as a result of a decline in pricing on a currently approved Tolmar product, the Company revised the projections for the product and performed an intangible asset impairment analysis. Based on the results of this analysis, the Company recorded a $2.9 million charge to cost of revenues. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(e)

In January 2014, the Company entered into an agreement with DURECT Corporation and paid an upfront fee of $2.0 million. Included in “Research and development” expense on the Consolidated Statements of Operations.

(f)

Professional fees related to business development activities including Tower integration-related activities. Included in “Selling, general and administrative” expenses on the Consolidated Statements of Operations.

(g)	Fair value adjustment of inventory as a result of purchase accounting for the Tower acquisition. Included in “Cost of revenues” on the Consolidated Statements of Operations.
(h)

Fees incurred relating to the Company’s $435.0 million term loan to lock in the financing terms beginning from the lenders' commitment of the term loan to the actual allocation of the term loan upon the closing of the Tower transaction. Included in “Interest expense” on the Consolidated Statements of Operations.

(i)	Loss on the extinguishment and repayment of the $435.0 million term loan due to the write-off of $16.9 million of deferred financing costs. Included in on the Consolidated Statements of Operations.
(j)	Amortization of financing costs related to the Company’s $435.0 million term loan. Included in “Interest expense” on the Consolidated Statements of Operations.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following table reconciles reported net (loss) income to adjusted EBITDA.

	Three months ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net (loss) income	$(1,852)	$35,071	$(8,185)	$41,496
Adjusted to add (deduct):
Interest income	(294)	(365)	(578)	(753)
Interest expense	6,953	(93)	10,928	(28)
Depreciation and other	7,648	5,694	13,806	11,279
Income taxes	(2,696)	19,354	(7,068)	21,559
EBITDA	9,759	59,661	8,903	73,553

Adjusted to add (deduct):
Amortization	12,622	2,594	16,908	5,024
Hayward facility remediation costs	2,697	8,651	5,845	17,168
Employee severance	2,643	182	5,054	860
Intangible asset impairment charges	-	-	-	2,876
Payment for licensing agreement	-	-	-	2,000
Business development expenses	3,901	-	11,289	-
Fair value of inventory step-up	4,239	-	5,363	-
Loss on extinguishment of debt	16,903	-	16,903	-
Share-based compensation	7,071	5,134	13,559	9,520
Adjusted EBITDA	$59,835	$76,222	$83,824	$111,001

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following table reconciles total Company reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses.

	Three months ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Cost of revenues	$129,331	$78,349	$213,193	$139,445
Adjusted to deduct:
Amortization	12,622	2,594	16,908	5,024
Hayward facility remediation costs	2,697	8,651	5,845	17,168
Employee severance	2,643	182	2,643	860
Intangible asset impairment charge	-	-	-	2,876
Fair value of inventory step-up	4,239	-	5,363	-
Adjusted cost of revenues	$107,130	$66,922	$182,434	$113,517

Adjusted gross profit (a)	$107,052	$121,199	$174,844	$193,322
Adjusted gross margin (a)	50.0%	64.4%	48.9%	63.0%

Research and development expenses	$16,995	$21,252	$31,957	$42,993
Adjusted to deduct:
Payment for licensing agreement	-	-	-	2,000
Adjusted research and development expenses	$16,995	$21,252	$31,957	$40,993

Selling, general and administrative expenses	$48,309	$32,817	$98,469	$58,294
Adjusted to deduct:
Business development expenses	3,901	-	11,289	-
Employee severance	-	-	2,411	-
Adjusted selling, general and administrative expenses	$44,408	$32,817	$84,769	$58,294

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin.

Impax Generics Division Information

	Three months ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Cost of revenues	$110,767	$69,872	$186,880	$126,894
Adjusted to deduct:
Amortization	5,238	1,864	7,455	3,564
Hayward facility remediation costs	2,697	8,651	5,845	17,168
Employee severance	2,643	182	2,643	860
Intangible asset impairment charge	-	-	-	2,876
Fair value of inventory step-up	725	-	1,000	-
Adjusted cost of revenues	$99,464	$59,175	$169,937	$102,426

Adjusted gross profit (a)	$75,215	$117,219	$133,483	$183,108
Adjusted gross margin (a)	43.1%	66.5%	44.0%	64.1%

Impax Specialty Pharma Division Information

	Three months ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Cost of revenues	$18,564	$8,477	$26,313	$12,551
Adjusted to deduct:
Amortization	7,384	730	9,454	1,460
Fair value of inventory step-up	3,514	-	4,363	-
Adjusted cost of revenues	$7,666	$7,747	$12,496	$11,091

Adjusted gross profit (a)	$31,837	$3,980	$41,362	$10,214
Adjusted gross margin (a)	80.6%	33.9%	76.8%	47.9%

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.